Exhibit 99.2

Form 10-K, Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Albany International Corp.

We have completed integrated audits of Albany International Corp.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Albany International Corp. and its subsidiaries at December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not separately presented herein ) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. The financial statement schedule appears under Item 15(a)(2) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting (not separately presented herein ), that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Management’s Report on Internal Control over Financial Reporting appears under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/  PricewaterhouseCoopers LLP
Albany, New York
March 1, 2006, except as to the change in operating segments described in Notes 1 and 12 which is as of May 26, 2006

Albany International Corp.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
For the years ended December 31,
(in thousands, except per share amounts)

	2005	2004	2003
Statements of Income
Net sales	$978,710	$919,802	$887,943
Cost of goods sold	586,700	557,742	526,757
Gross profit	392,010	362,060	361,186

Selling and general expenses	217,242	210,348	198,610
Technical and research expenses	58,769	57,150	55,211
Restructuring, net	—	54,058	21,751
Operating income	115,999	40,504	85,614

Interest income	(2,256)	(2,150)	(2,232)
Interest expense	12,839	16,786	17,306
Other expense, net	4,653	13,539	662
Income before income taxes	100,763	12,329	69,878

Income taxes	29,420	2,450	15,720
Income before equity in earnings/(losses) of associated companies	71,343	9,879	54,158

Equity in earnings/(losses) of associated companies	509	506	(103)
Net income	71,852	10,385	54,055

Retained Earnings
Retained earnings, beginning of year	434,057	433,407	387,609
Less dividends	10,891	9,735	8,257
Retained earnings, end of year	$495,018	$434,057	$433,407
Earnings per share:
Basic	$2.25	$0.32	$1.64
Diluted	$2.22	$0.31	$1.61

Dividends per share	$0.34	$0.30	$0.25

The accompanying notes are an integral part of the consolidated financial statements.

Albany International Corp.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31,
(in thousands)

	2005	2004	2003
Net income	$71,852	$10,385	$54,055

Other comprehensive (loss)/income, before tax:
Foreign currency translation adjustments	(61,151)	52,933	81,935
Hedges of net investments in non-U.S. subsidiaries	2,717	1,537	(235)
Pension liability adjustments	(1,448)	(70)	(5,668)
Derivative valuation adjustment	4,566	9,926	7,084

Income taxes related to items of other comprehensive (loss)/income:
Hedges of net investments in non-U.S. subsidiaries	(1,060)	(569)	87
Pension liability adjustments	(523)	1,280	2,052
Derivative valuation adjustment	(1,781)	(3,871)	(2,331)
Other comprehensive (loss)/income, after tax	(58,680)	61,166	82,924
Comprehensive income	$13,172	$71,551	$136,979

The accompanying notes are an integral part of the consolidated financial statements.

Albany International Corp.

CONSOLIDATED BALANCE SHEETS
At December 31,
(in thousands, except share data)

	2005	2004
Assets
Current assets:
Cash and cash equivalents	$72,771	$58,982
Accounts receivable, less allowance for doubtful accounts ($5,848 in 2005; $8,308 in 2004)	132,247	144,950
Note receivable	17,827	18,955
Inventories	194,398	185,530
Prepaid expenses	7,892	8,867
Deferred taxes	22,012	26,526
Total current assets	447,147	443,810

Property, plant and equipment, at cost, net	335,446	378,170
Investments in associated companies	6,403	6,456
Intangibles	12,076	14,207
Goodwill	153,001	171,622
Deferred taxes	75,875	87,848
Cash surrender value of life insurance	37,778	34,583
Other assets	19,321	19,064
Total assets	$1,087,047	$1,155,760

Liabilities
Current liabilities:
Notes and loans payable	$6,151	$14,617
Accounts payable	36,775	40,870
Accrued liabilities	116,395	122,771
Current maturities of long-term debt	1,009	1,340
Income taxes payable and deferred	14,793	29,620
Total current liabilities	175,123	209,218

Long-term debt	162,597	213,615
Other noncurrent liabilities	144,905	147,268
Deferred taxes	29,504	34,882
Total liabilities	512,129	604,983

Commitments and Contingencies	—	—

Shareholders’ Equity
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	—	—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 34,176,010 in 2005 and 33,176,872 in 2004	34	33
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,476 in 2005 and 2004	3	3
Additional paid-in capital	319,372	296,045
Retained earnings	495,018	434,057
Accumulated items of other comprehensive income:
Translation adjustments	(71,205)	(11,711)
Derivative valuation adjustment	—	(2,785)
Pension liability adjustment	(40,340)	(38,369)
	702,882	677,273
Less treasury stock, at cost	127,964	126,496
Total shareholders’ equity	574,918	550,777
Total liabilities and shareholders’ equity	$1,087,047	$1,155,760

The accompanying notes are an integral part of the consolidated financial statements.

Albany International Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,
(in thousands)

	2005	2004	2003
Operating Activities
Net income	$71,852	$10,385	$54,055
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (earnings)/losses of associated companies	(509)	(506)	103
Depreciation	51,339	51,843	51,003
Amortization	4,106	3,372	5,091
Provision for deferred income taxes, other credits and long-term liabilities	10,787	(16,652)	(6,908)
Provision for write-off of equipment	2,827	17,099	14,671
Provision for impairment of investment	—	4,000	—
Increase in cash surrender value of life insurance	(2,171)	(1,958)	(1,998)
Change in unrealized currency transaction gains and losses	(4,520)	8,004	(8,286)
Gain on disposition of assets	—	(285)	(513)
Shares contributed to ESOP	5,357	5,505	5,398
Tax benefit of options exercised	3,469	1,473	2,289
Changes in operating assets and liabilities:
Accounts receivable	4,550	9,747	15,685
Note receivable	1,128	2,859	(1,739)
Inventories	(17,155)	642	3,171
Prepaid expenses	2,285	(300)	(894)
Accounts payable	(421)	3,029	(4,544)
Accrued liabilities	(445)	(5,518)	12,457
Income taxes payable	(5,617)	9,638	(9,294)
Other, net	(4,490)	(552)	1,777
Net cash provided by operating activities	122,372	101,825	131,524

Investing Activities
Purchases of property, plant and equipment	(43,293)	(57,129)	(51,849)
Purchased software	(2,533)	(879)	(1,072)
Proceeds from sale of assets	5,067	5,416	2,653
Cash received from life insurance policy terminations	—	863	—
Premiums paid for life insurance	(1,022)	(1,089)	(1,118)
Net cash used in investing activities	(41,781)	(52,818)	(51,386)

Financing Activities
Proceeds from borrowings	176,430	68,005	45,833
Principal payments on debt	(235,455)	(60,724)	(59,709)
Purchase of treasury shares	(1,576)	(81,135)	—
Proceeds from options exercised	14,455	8,284	17,559
Debt issuance costs	—	(1,555)	—
Dividends paid	(10,489)	(9,570)	(7,692)
Net cash used in financing activities	(56,635)	(76,695)	(4,009)
Effect of exchange rate changes on cash flows	(10,167)	7,848	(16,106)
Increase/(decrease) in cash and cash equivalents	13,789	(19,840)	60,023
Cash and cash equivalents at beginning of year	58,982	78,822	18,799
Cash and cash equivalents at end of year	$72,771	$58,982	$78,822

The accompanying notes are an integral part of the consolidated financial statements.

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of Albany International Corp. and its subsidiaries (the “Company”) after elimination of intercompany transactions. The Company has one subsidiary that is a qualified special purpose entity that is not consolidated, in accordance with Financial Accounting Standard (FAS) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (see Note 6). The Company has 50% interests in an entity in South Africa, an entity in England, and an entity in Russia. The consolidated financial statements include the Company’s original investment in these entities, plus its share of undistributed earnings or losses, in the account “Investments in associated companies.”

Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company records sales when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed, and collectibility is reasonably assured. The Company includes in revenue any amounts invoiced for shipping and handling. The timing of revenue recognition is dependent upon the contractual arrangement between the Company and its customers. These arrangements, which may include provisions for transfer of title and guarantees of workmanship, are specific to each customer. Sales contracts in the Albany Door Systems segment may include product and installation services. For these sales, the Company applies the provisions of EITF 00-21, “Revenue Arrangements with Multiple Deliverables”. The Company’s contracts that include product and installation services generally do not qualify as separate units of accounting and, accordingly, revenue for the entire contract value is recognized upon completion of installation services. The Company limits the concentration of credit risk in receivables by closely monitoring credit and collection policies. The Company records allowances for sales returns as a deduction in the computation of net sales. Such provisions are recorded on the basis of written communication with customers and/or historical experience.

Cost of Goods Sold

Cost of goods sold includes the cost of materials, provisions for obsolete inventories, labor and supplies, shipping and handling costs, depreciation of manufacturing facilities and equipment, purchasing, receiving, warehousing and other expenses.

Selling, General and Technical Expenses

Selling, general and technical expenses are comprised primarily of wages, benefits, travel, professional fees, remeasurement of foreign currency balances and other costs, and are expensed as incurred. Provisions for bad debts are included in selling expense.

Translation of Financial Statements

Assets and liabilities of non-U.S. operations are translated at year-end rates of exchange, and the income statements are translated at the average rates of exchange for the year. Gains or losses resulting from translating non-U.S. currency financial statements are recorded in Other comprehensive income and accumulated in shareholders’ equity in the caption Translation adjustments.

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.    Accounting Policies — (Continued)

Gains or losses resulting from short-term intercompany loans and balances denominated in a currency other than the entity’s local currency, forward exchange contracts that are not designated as hedges for accounting purposes and futures contracts are generally included in income in Other expense/(income), net. Gains and losses on long-term intercompany loans not intended to be repaid in the foreseeable future are recorded in Other comprehensive income. Gains and losses resulting from other balances denominated in a currency other than the entity’s local currency are recorded in Selling and general expenses.

The following table summarizes total transaction gains and losses recognized in the income statement:

(in thousands)	2005	2004	2003
(Gains)/losses included in:
Selling and general expenses	$(1,690)	$758	—
Other (income)/expense, net	(2,472)	1,559	(8,218)
Total transaction (gains)/losses	$(4,162)	$2,317	$(8,218)

Research Expense

Research expense consists primarily of compensation, supplies, and professional fees incurred in connection with intellectual property, and is charged to operations as incurred. Research expense was $28,059,000 in 2005, $27,436,000 in 2004, and $26,353,000 in 2003.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market and are valued at average cost, net of reserves. The Company records a provision for obsolete inventory based on the age and category of the inventories. As of December 31, 2005 and 2004, inventories consist of the following:

(in thousands)	2005	2004
Raw materials	$33,559	$31,998
Work in process	55,039	57,470
Finished goods	105,800	96,062
Total inventories	$194,398	$185,530

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets for financial reporting purposes; accelerated methods are used for income tax purposes. Significant additions or improvements extending assets’ useful lives are capitalized; normal maintenance and repair costs are expensed as incurred. The cost of fully depreciated assets remaining in use are included in the respective asset and accumulated depreciation accounts. When items are sold or retired, related gains or losses are included in net income.

The Company reviews the carrying value of property, plant and equipment and other long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.    Accounting Policies — (Continued)

Goodwill, Intangibles and Other Assets

The Company accounts for goodwill and other intangible assets under the provisions of Statement of Financial Accounting Standards No. 142 (FAS No. 142), “Goodwill and Other Intangible Assets”. FAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The Company performs the test for goodwill impairment during the second quarter of each year. Goodwill and other long-lived assets are reviewed for impairment whenever events, such as significant changes in the business climate, plant closures, changes in product offerings, or other circumstances indicate that the carrying amount may not be recoverable. The Company is continuing to amortize certain patents and trade names that have finite lives.

Patents, trade names and technology, at cost, are amortized on a straight-line basis over 8 to 12 years. Computer software purchased for internal use, at cost, is amortized on a straight-line basis over 5 years and is included in Other assets.

The Company has investments in other companies that are accounted for under either the cost method or equity method of accounting. The investment accounted for under the cost method was included in Other assets as of December 31, 2003. In 2004, the Company determined that investment to be impaired and, accordingly, recorded an impairment charge of $4,000,000 in Other expense, net, representing the full amount of the investment. Investments accounted for under the equity method are included in Investments in associated companies. The Company performs regular reviews of the financial condition of the investees to determine if its investment is other than temporarily impaired. If the financial condition of the investees were to no longer support their valuations, the Company would record an impairment provision.

Cash Surrender Value of Life Insurance

The Company is the owner and beneficiary of life insurance policies on certain present and former employees. The cash surrender value of the policies generates income that is reported as a reduction to Selling and general expenses. The rate of return on the policies varies with market conditions and was approximately 6.3% in 2005, 7.7% in 2004 and 8.2% in 2003. The Company may convert the cash surrender value of these policies to cash at any time by either surrendering the policies or borrowing against the cash value of the policies. The Company reports the cash surrender value of life insurance, net of any outstanding loans, as a separate noncurrent asset. As of December 31, 2005 and 2004, there were no outstanding loans.

Stock-Based Compensation

As described in Note 15, the Company has Stock-Based Compensation plans for key employees. Prior to 2003, the Company issued stock options to certain key employees. Stock options are accounted for in accordance with the prospective method of FAS No. 148, “Accounting for Stock-Based Compensation — an Amendment of FAS No. 123”. Under this method, the Company records compensation expense for any new options granted after December 31, 2002 or for changes to the terms of existing options. During 2003, 2004, and 2005 there were no stock option grants and no stock-based compensation expense was recorded. The Company is continuing to follow the pro forma disclosure requirements of FAS No. 123, “Accounting for Stock-Based Compensation” and FAS No. 148. Additionally, refer to Recent Accounting Pronouncements below.

In 2005, shareholders approved the Albany International 2005 Incentive Plan. The plan provides key members of management with incentive compensation based on achieving certain performance targets. The incentive compensation award is paid out over three years, partly in cash and partly in shares of Class A Common Stock. If a person terminates employment prior to the award becoming fully vested, the person will forfeit a portion of the incentive compensation award. In accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans”, expense associated with this plan is recognized over the vesting period which includes the year for which performance targets are measured and the two subsequent years.

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.    Accounting Policies — (Continued)

Derivatives

The Company uses derivatives to reduce potentially large adverse effects from changes in currency exchange rates and interest rates. The Company monitors its exposure to these risks and evaluates, on an ongoing basis, the risk of potentially large adverse effects versus the costs associated with hedging such risks.

The Company uses interest rate swaps in the management of interest rate exposures and foreign currency derivatives in the management of foreign currency exposure related to assets and liabilities (including net investments in subsidiaries located outside the U.S.) denominated in foreign currencies. When the Company enters into a derivative contract, the Company makes a determination whether the transaction is deemed to be a hedge for accounting purposes. For those contracts deemed to be a hedge, the Company formally documents the relationship between the derivative instrument and the risk being hedged. In this documentation, the Company specifically identifies the asset, liability, forecasted transaction, cash-flow, or net investment that has been designated as the hedged item, and evaluates whether the derivative instrument is expected to reduce the risks associated with the hedged item. To the extent these criteria are not met, the Company does not use hedge accounting for the derivative.

All derivative contracts are recorded in the balance sheet at fair value. For transactions that are designated as hedges, the Company performs an evaluation of the effectiveness of the hedge. To the extent that the hedge is effective, changes in the fair value of the hedge is recorded, net of tax, in Other comprehensive income. The Company measures effectiveness of its hedging relationships both at inception and on an ongoing basis. The ineffective portion of a hedge, if any, and changes in the fair value of a derivative not deemed to be a hedge, are recorded in Other expense, net.

For derivatives that are designated and qualify as hedges of net investments in subsidiaries located outside the United States, changes in the fair value of derivatives are reported in Other comprehensive income as part of the cumulative translation adjustment.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable for future years to differences between financial statement and tax bases of existing assets and liabilities. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date. A tax valuation allowance is established, as needed, to reduce net deferred tax assets to the amount expected to be realized. In the event it becomes more likely than not that some or all of the deferred tax asset allowances will not be needed, the valuation allowance will be adjusted.

It is the Company’s policy to accrue U.S. and non-U.S. income taxes on earnings of subsidiary companies that are intended to be remitted to the parent company in the near future.

The provision for taxes is reduced by tax credits in the years such credits become available.

Pension and Postretirement Benefit Plans

Substantially all employees are covered under Company or government-sponsored pension plans. The Company’s defined benefit pension plan in the United States was closed to new participants as of October 1998. The plans are generally trusteed or insured, and accrued amounts are funded as required in accordance with governing laws and regulations. The Company has provided certain postretirement medical, dental and life insurance benefits to certain retired United States retirees. Effective January 1, 2005, any new employees who wish to be covered under this plan will be responsible for the full cost of such benefits. The annual expense and liabilities recognized for defined benefit pension plans and postretirement benefit plans are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and expected return on plan

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.    Accounting Policies — (Continued)

assets, which are updated on an annual basis at the beginning of each fiscal year. The Company considers current market conditions, including changes in interest rates, in making these assumptions. Discount rate assumptions are based on the population of plan participants and a mixture of high quality fixed income investments for which the average maturity approximates the average remaining service period of plan participants. The assumption for expected return on plan assets is based on historical and expected returns on various categories of plan assets.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.

Earnings Per Share

Net income per share is computed using the weighted average number of shares of Class A Common Stock and Class B Common Stock outstanding during each year. Diluted net income per share includes the effect of all potentially dilutive securities (stock options). Dilutive common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of options are used to repurchase common stock at the average market value.

Operating Segments

In accordance with FAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, the internal organization that is used by management for making operating decisions and assessing performance is used as the source of the Company’s reportable segments. The operating segments, which are described in more detail in Note 12, are Paper Machine Clothing, Applied Technologies and Albany Door Systems. In 2005, the Company revised certain components of its operating segments to be consistent with changes to its management structure that were announced in the first quarter of 2005. In 2006, certain product lines were reclassified from the Paper Machine Clothing segment to the Applied Technologies segment to be consistent with a change to the 2006 internal reporting structure. Segment data included in Note 12 includes these reclassifications. The 2005 segment change had the effect of increasing net sales in the Applied Technologies segment, and decreasing net sales in the Paper Machine Clothing segment by $44,547,000 in 2004, and $39,967,000 in 2003. Also, as a result of the 2005 segment change, o perating income in the Applied Technologies segment was decreased by $3,488,000 in 2004 and increased by $990,000 in 2003, while operating income in the Paper Machine Clothing segment was increased by $2,836,000 in 2004 and decreased by $990,000 in 2003 as a result of the segment change. Unallocated expenses were reduced by $652,000 in 2004 as a result of the segment change.

The 2006 segment change had the effect of increasing net sales in the Applied Technologies segment, and decreasing net sales in the Paper Machine Clothing segment by $8,709,000 in 2005, $8,392,000 in 2004, and $7,958,000 in 2003. The 2006 segment change had the effect of increasing operating income in the Applied Technologies segment and decreasing operating income in the Paper Machine Clothing segment by $2,190,000 in 2005, $1,704,000 in 2004 and $1,335,000 in 2003.

Recent Accounting Pronouncements

In November 2004, the FASB issued FAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This Standard requires that items such as idle facility expense and excess spoilage be recognized as current period charges. Under ARB No. 43, such costs were considered inventoriable costs unless they were considered so abnormal as to require immediate expensing. The Company is required to adopt the Standard on January 1, 2006 and does not expect the adoption to have a material effect on its financial statements.

In December 2004, the FASB issued FAS No. 123 (Revised) “Share-Based Payment” (FAS No. 123R). This Standard establishes accounting guidelines for transactions in which an entity exchanges its equity instruments for goods or services. The Standard focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. In April 2005, the Securities and Exchange Commission amended Regulation S-X to amend the date for compliance with FAS No. 123R, “Share-Based Payment” to fiscal years beginning on or after June 15, 2005. FAS 123R also requires that certain tax benefits resulting from stock options be classified in the Statement of Cash Flows as financing activities, instead of the current classification of operating activities. The Company is required to adopt the provisions of this Standard on January 1, 2006 and will use the modified prospective transition method. Accordingly, the Company will recognize share-based compensation expense over the requisite service period of the

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.    Accounting Policies — (Continued)

awards. The Company expects that the adoption of this Standard will result in additional compensation expense for unvested options that were granted prior to 2003 of approximately $1.7 million in 2006, $0.9 million in 2007, and $0.2 million per year from 2008 to 2017.

In May 2005, the FASB issued FAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FAS Statement No. 3. This Standard requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Standard also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. In addition, this Standard requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. The Company was required to adopt the Standard on December 15, 2005 and it did not have any effect on its financial statements.

In February 2006, the FASB issued FAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB statements No. 133 and 140” (FAS No. 155). This Standard resolves and clarifies the accounting and reporting for certain financial instruments including, hybrid financial instruments with embedded derivatives, interest-only strips, and securitized financial instruments. FAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company will be required to adopt this Standard on January 1, 2007 and has not determined the effect that adopting FAS No. 155 will have on the financial statements.

2.    Earnings Per Share

The amounts used in computing earnings per share and the weighted average number of shares of potentially dilutive securities are as follows:

(in thousands, except market price data)	2005	2004	2003
Net income available to common shareholders	$71,852	$10,385	$54,055
Weighted average number of shares:
Weighted average number of shares used in calculating basic net income per share	31,921	32,575	32,889
Effect of dilutive stock-based compensation plans:
Stock options	433	599	622
Long-term incentive plan	49	—	—
Weighted average number of shares used in calculating diluted net income per share	32,403	33,174	33,511
Average market price of common stock used for calculation of dilutive shares	$34.33	$30.96	$27.13
Net income per share:
Basic	$2.25	$0.32	$1.64
Diluted	$2.22	$0.31	$1.61
Option shares that were not included in the computation of diluted net income per share because to do so would have been antidilutive	—	—	—

Total shares outstanding were 32,362,327 as of December 31, 2005, 31,409,196 as of December 31, 2004, and 33,595,376 as of December 31, 2003.

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.    Property, Plant and Equipment

The components of property, plant and equipment are summarized below:

(in thousands)	2005	2004	Estimated useful life
Land and land improvements	$32,117	$35,520	25 years for improvements
Buildings	184,046	208,268	25 to 40 years
Machinery and equipment	641,843	684,985	10 years
Furniture and fixtures	27,257	36,424	5 years
Computer and other equipment	7,089	7,567	3 to 10 years
Property, plant and equipment, gross	892,352	972,764
Accumulated depreciation	(556,906)	(594,594)
Property, plant and equipment, net	$335,446	$378,170

Expenditures for maintenance and repairs are charged to income as incurred and amounted to $21,256,000 in 2005, $20,920,000 in 2004, and $19,078,000 in 2003.

Depreciation expense was $51,339,000 in 2005, $51,843,000 in 2004, and $51,003,000 in 2003. Capital expenditures were $43,293,000 in 2005, $57,129,000 in 2004, and $51,849,000 in 2003.

4.    Goodwill and Intangibles

Effective January 1, 2002, the Company adopted Statement of FAS No. 142, “Goodwill and Other Intangible Assets”. FAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. As required by FAS No. 142, the Company performed its annual test for impairment during the second quarters of 2005, 2004, and 2003, and determined that there was no impairment of goodwill.

For purposes of applying FAS No. 142, the Company has determined that the reporting units are consistent with the operating segments identified in Note 12, Operating Segments and Geographic Data. Fair values of the reporting units and the related implied fair values of their respective goodwill were established using public company analysis and discounted cash flows.

The Company is continuing to amortize certain patents and trade names that have finite lives.

The changes in intangible assets and goodwill from January 1, 2004 to December 31, 2005, were as follows:

(in thousands)	Balance at December 31, 2004	Amortization	Currency translation/other	Balance at December 31, 2005
Amortized intangible assets:
Patents	$3,341	$(434)	$(151)	$2,756
Trade names	3,447	(618)	(171)	2,658
Deferred pension costs	7,419	—	(757)	6,662
Total amortized intangible assets	$14,207	$(1,052)	$(1,079)	$12,076
Unamortized intangible assets:
Goodwill	$171,622	—	$(18,621)	$153,001

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.    Goodwill and Intangibles — (Continued)

(in thousands)	Balance at January 1, 2004	Amortization	Currency translation/other	Balance at December 31, 2004
Amortized intangible assets:
Patents	$3,526	$544	$359	$3,341
Trade names	3,769	581	259	3,447
Deferred pension costs	8,495	—	(1,076)	7,419
Total amortized intangible assets	$15,790	$1,125	$(458)	$14,207
Unamortized intangible assets:
Goodwill	$159,543	—	$12,079	$171,622

The change in goodwill resulted entirely from the effect of changes in currency translation rates.

As of December 31, 2005, the remaining goodwill included $110,061,000 in the Paper Machine Clothing segment, $27,911,000 in the Albany Door Systems segment, and $15,029,000 in the Applied Technologies segment.

Estimated amortization expense for the years ending December 31, 2006 through 2010, is as follows:

Year	Annual amortization (in thousands)
2006	$1,100
2007	1,100
2008	1,100
2009	1,100
2010	500

5.    Accrued Liabilities

Accrued liabilities consists of:

(in thousands)	2005	2004
Salaries and wages	$19,506	$15,670
Accrual for compensated absences	15,461	14,361
Employee benefits	13,481	13,000
Pension liability — current portion (see Note 13)	26,533	27,693
Postretirement medical benefits — current portion	5,726	7,644
Interest rate swaps — current portion (see Note 6)	—	4,565
Returns and allowances	11,791	9,695
Interest	1,689	1,204
Restructuring costs — current portion (see Note 16)	2,997	9,189
Dividends	2,910	2,510
Other	16,301	17,240
	$116,395	$122,771

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.    Financial Instruments

Notes and loans payable at December 31, 2005 and 2004 were short-term debt instruments with banks, denominated in local currencies with a weighted average interest rate of 1.35% in 2005 and 2.35% in 2004.

Long-term debt at December 31, 2005 and 2004, principally to banks and bondholders, consists of:

(in thousands)	2005	2004
October 2005 private placement with a fixed interest rate of 5.34%, due in years 2013 through 2017	$150,000	—

January 2004 credit agreement with borrowings outstanding at an average interest rate of 3.19% in 2004	—	200,000

Various notes and mortgages relative to operations principally outside the United States, at an average rate of 5.91% in 2005 and 5.81% in 2004, due in varying amounts through 2008	2,312	3,305

Industrial revenue financings at an average interest rate of 6.89% in 2005 and 6.73% in 2004, due in varying amounts through 2009	11,294	11,650

Long-term debt	163,606	214,955

Less: current portion	(1,009)	(1,340)
Long-term debt, net of current portion	$162,597	$213,615

Including the effect of interest rate swaps, the weighted average interest rate for all debt was 5.93% in 2005 and 6.98% in 2004. The interest rate swaps expired in 2005.

Principal payments due on long-term debt are: 2006, $1,009,000; 2007, $11,234,000; 2008, $1,174,000; 2009, $189,000; 2010, none; and thereafter, $150,000,000.

Interest paid was $12,318,000 in 2005, $16,815,000 in 2004, and $17,398,000 in 2003.

In January 2004, the Company entered into an unsecured five-year $460,000,000 revolving credit agreement with a group of banks. Under the agreement, the Company pays a fee of 0.25% on the unused portion of the commitment, and pays interest, at variable rates based on LIBOR, plus a spread, on the drawn portion. The spread is determined by the Company’s leverage ratio, as defined in the agreement. The agreement includes a number of covenants that could limit the Company’s ability to purchase Common Stock, pay dividends, acquire other companies or dispose of its assets, and also requires the Company to maintain a leverage ratio of not greater than 3.00 to 1.00 and a minimum interest coverage of at least 3.00 to 1.00. As of December 31, 2005, the Company’s leverage ratio under the agreement was 0.61 to 1.00 and the interest coverage ratio was 13.45 to 1.00. The Company may purchase its Common Stock or pay dividends to the extent its leverage ratio remains at or below 2.25 to 1.00, and may make acquisitions provided its leverage ratio would not exceed 2.50 to 1.00 after giving pro forma effect to the acquisition. If any bank in the lending group is unable to meet its commitment to lend, the Company may be unable to borrow the full amount. The Company does not expect that any of the banks in the bank group will be unable to meet their commitments. The Company’s ability to borrow additional amounts under the credit agreement is conditional upon the absence of any defaults, as well as the absence of any material adverse change. Based on the maximum leverage ratio and the Company’s consolidated EBITDA (as defined in the agreement), as of December 31, 2005, the Company would have been able to borrow an additional $410,000,000 under the loan agreement.

During 2000 and 2001, the Company entered into swap agreements that hedged a portion of its interest rate exposure. Under the terms of the agreements, each party made payments on a notional amount of $200,000,000. The Company’s interest rate swaps qualified as cash flow hedges as defined in FAS No. 133, “Accounting for Derivative Instruments and Activities” and, accordingly, changes in the fair value were recognized in liabilities and

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.    Financial Instruments — (Continued)

Other comprehensive income. Included in Accrued liabilities for 2004 is $4,565,000, which represented the fair value of the swaps at that time. The liability recorded for interest rate swaps decreased $7,084,000 in 2003 and $9,926,000 in 2004.

The swap agreements had the effect of fixing the Company’s interest rate at 7.17% on $200,000,000 of debt. The total cost of the swap agreements of $3,663,000 in 2005, $10,024,000 in 2004, and $10,440,000 in 2003 was recorded as Interest expense.

In October 2005, the Company entered into a Note Agreement and Guaranty, with the Prudential Insurance Company of America and certain other purchasers, in an aggregate principal amount of $150,000,000. The notes bear interest at a rate of 5.34% and have a maturity date of October 25, 2017, with mandatory prepayments of $50,000,000 on October 25, 2013 and October 25, 2015. At the noteholders’ election, certain prepayments may also be required in connection with certain asset dispositions or financings. The notes may not otherwise be prepaid without a premium. The Note Agreement contains customary terms, as well as affirmative covenants, negative covenants and events of default comparable to those in the Company’s current principal revolving credit facility. Most of the proceeds from this borrowing facility were applied to pay down approximately $127,000,000 under the Company’s principal revolving credit facility. The covenants under this agreement are effectively the same as under the Company’s revolving credit agreement. Based on market conditions at December 31, 2005, and the fact that most of the Company’s fixed rate debt was borrowed in the fourth quarter of 2005, the fair value of debt approximates the recorded value.

The Company had open forward exchange contracts with a total unrealized gain of $1,050,000 and $946,000 at December 31, 2005 and 2004, respectively, that were included in Accounts receivable. For all positions there is risk from the possible inability of the counterparties (major financial institutions) to meet the terms of the contracts and the risk of unfavorable changes in interest and currency rates, which may reduce the benefit of the contracts. However, for most closed forward exchange contracts, both the purchase and sale sides of the Company’s exposures were with the same financial institution. The Company seeks to control risk by evaluating the credit-worthiness of counterparties and by monitoring the currency exchange and interest rate markets, hedging risks in compliance with internal guidelines and reviewing all principal economic hedging contracts with designated directors of the Company.

The Company has a program whereby it may sell a portion of its North American accounts receivable to a qualified special purpose entity (QSPE). This form of financing results in a lower current incremental cost of financing than the lowest rate on the Company’s revolving credit agreement, and it broadens the Company’s sources of financing. In exchange for the accounts receivable sold, the Company receives cash and a note. The note is subject to monthly fluctuation based on the amount of receivables sold and bears interest at variable rates. As of December 31, 2005, the interest rate was 4.90% per annum. In the event that the receivables program was terminated or sales to the QSPE discontinued, the Company would not be required to repay any amounts received, but would also not realize any cash proceeds from the collection of additional receivables sold under the program until the obligation to the third party was satisfied. Accounts receivable as reflected in the Consolidated Balance Sheets would increase as new sales were made, and, after the QSPE’s obligations to the third party were satisfied, the note receivable would decrease as sold receivables were collected. These factors would result in a decrease in reported cash flow from operations beginning in the period of termination and continuing in subsequent periods until the sold receivables were collected. The Company might need to borrow from its existing credit facilities or use available cash to make up the difference in cash generated from accounts receivable until collections from new accounts not sold under the program begin to be received.

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.    Financial Instruments — (Continued)

The following summarizes cash flows between the Company and the QSPE:

(in thousands, except interest rates)	2005	2004	2003
Amounts included in the change in Accounts receivable in the Statements of Cash Flows:
Proceeds from new securitizations	$411,127	$370,424	$371,957
Amounts recognized in the Balance Sheets:
Note receivable from QSPE at year end	$17,827	$18,955	$21,814
Interest rate on note receivable from QSPE at year end	4.90%	2.92%	1.57%
Amounts recognized in the Statements of Income:
Servicing fees received, included in Other expense, net	$35	$34	$37
Discount expense, included in Other expense, net	$2,966	$2,566	$1,848

The unconsolidated subsidiary receives cash from an unrelated third party in exchange for an undivided ownership interest in the accounts receivable. As of December 31, 2005, the unconsolidated subsidiary had assets of $18,920,000, consisting primarily of $65,932,000 of accounts receivables sold to it by the Company, net of $45,583,000 interest sold to the unrelated third party, and an allowance for doubtful accounts. As of December 31, 2005, the liabilities of the unconsolidated subsidiary were $17,884,000 consisting principally of the note payable to the Company, and equity was $1,036,000.

7.    Commitments and Contingencies

Principal leases are for machinery and equipment, vehicles, and real property. Certain leases contain renewal and purchase option provisions at fair values. There were no significant capital leases during 2005. Total rental expense amounted to $15,970,000, $15,619,000, and $19,032,000 for 2005, 2004, and 2003, respectively.

Future rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year, as of December 31, 2005 are: 2006, $13,043,000, 2007; $10,612,000, 2008; $5,629,000, 2009; $2,422,000, 2010; $883,000, and thereafter, $137,000.

In January 2006, the Company announced the acquisition of Texas Composite Inc. (TCI) for approximately $15 million in cash. TCI is a designer and manufacturer of lightweight, high-strength composite structures for aerospace applications and will be a component of the Applied Technologies segment. The acquisition is expected to be completed in two steps, the first step was in January 2006 and the second is expected to occur by the end of 2006. TCI will be consolidated into the Company’s results beginning with the first quarter of 2006.

Albany International Corp. (“Albany”) is a defendant in suits brought in various courts in the United States by plaintiffs who allege that they have suffered personal injury as a result of exposure to asbestos-containing products previously manufactured by Albany. Albany’s production of asbestos-containing paper machine clothing products was limited to certain synthetic dryer fabrics marketed during the period from 1967 to 1976 and used in certain paper mills. Such fabrics generally had a useful life of three to twelve months.

Albany was defending against 20,023 claims as of February 10, 2006. This compares with 24,451 such claims as of December 31, 2005, 24,406 claims as of October 21, 2005, 29,411 claims as of December 31, 2004, 28,838 claims as of December 31, 2003, 22,593 claims as of December 31, 2002, 7,347 claims as of December 31, 2001, 1,997 claims as of December 31, 2000, and 2,276 claims as of December 31, 1999. These suits allege a variety of lung and other diseases based on alleged exposure to products previously manufactured by Albany.

Albany anticipates that additional claims will be filed against it and the related companies in the future but is unable to predict the number and timing of such future claims. These suits typically involve claims against from twenty to over two hundred defendants, and the complaints usually fail to identify the plaintiffs’ work history or

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.    Commitments and Contingencies — (Continued)

the nature of the plaintiffs’ alleged exposure to Albany’s products. Pleadings and discovery responses in those cases in which work histories have been provided indicate claimants with paper mill exposure in less than 10% of total claims reported; and only a portion of those claimants have alleged time spent in a paper mill to which Albany is believed to have supplied asbestos-containing products.

As of February 10, 2006, approximately 14,378 of the claims pending against Albany are filed in various counties in Mississippi. This compares to 24,314 claims as of February 11, 2005, 23,569 claims as of February 13, 2004, and approximately 18,700 claims as of February 28, 2003.

Changes during 2004 in the application of procedural rules regarding the mass joinder of numerous asbestos claims in a single proceeding against numerous defendants have resulted in the dismissal of a number of claims pending against Albany in Mississippi. As the result of a 2004 ruling of the Mississippi Supreme Court, courts in counties throughout the State began to issue orders severing the individual claims of plaintiffs in mass joinder asbestos cases. Once severed, the courts are requiring the plaintiffs to file amended complaints which include more detailed information regarding their allegations of asbestos exposure, and have begun to dismiss or transfer improperly filed cases. As a consequence, a number of plaintiffs have voluntarily dismissed their claims. As to the plaintiffs filing amended complaints, these cases are being transferred to the proper counties within Mississippi, or, in limited instances, are being removed to federal court. The Company expects more of the remaining claims pending in Mississippi to be dismissed, amended or transferred; and that the only claimants remaining in Mississippi at the conclusion of this process will be those who are residents of, or who allege exposure to asbestos in, that State, and whose amended complaints satisfy the requirement for specific information regarding their exposure claims.

The Company expects that only a portion of these remaining claimants will be able to demonstrate time spent in a paper mill to which Albany supplied asbestos-containing products during a period in which Albany’s asbestos-containing products were in use. Based on past experience, communications from certain plaintiffs’ counsel and the advice of the Company’s Mississippi counsel, the Company expects the percentage of claimants with paper mill exposure in the Mississippi proceedings to be considerably lower than the total number of claims previously asserted. However, due to the fact that the effects of the mandate of the Mississippi Supreme Court are taking time to be fully realized, the Company does not believe a meaningful estimate can be made regarding the expected reduction in claims or the range of possible loss with respect to the remaining claims.

It is the position of Albany and the other paper machine clothing defendants that there was insufficient exposure to asbestos from any paper machine clothing products to cause asbestos-related injury to any plaintiff. Furthermore, asbestos contained in Albany’s synthetic products was encapsulated in a resin-coated yarn woven into the interior of the fabric, further reducing the likelihood of fiber release. While the Company believes it has meritorious defenses to these claims, it has settled certain of these cases for amounts it considers reasonable given the facts and circumstances of each case. The Company’s insurer, Liberty Mutual, has defended each case, and funded settlements under a standard reservation of rights. As of February 10, 2006, the Company had resolved, by means of settlement or dismissal, 18,577 claims. The total cost of resolving all claims was $6,426,000. Of this amount, $6,391,000, or 99%, was paid by the Company’s insurance carrier. The Company has more than $130 million in confirmed insurance coverage that should be available with respect to current and future asbestos claims, as well as additional insurance coverage that it should be able to access.

Brandon Drying Fabrics, Inc.

Brandon Drying Fabrics, Inc. (“Brandon”), a subsidiary of Geschmay Corp., is also a separate defendant in most of the asbestos cases in which Albany is named as a defendant. Brandon was defending against 9,564 claims as of February 10, 2006. This compares with 9,566 such claims as of December 31, 2005, 9,608 claims as of October 21, 2005, 9,985 claims as of December 31, 2004, 10,242 claims as of December 31, 2003, 11,802 claims as of December 31, 2002, 8,759 claims as of December 31, 2001, 3,598 claims as of December 31, 2000, and 1,887 claims as of December 31, 1999. The Company acquired Geschmay Corp., formerly known as Wangner Systems Corporation, in 1999. Brandon is a

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.    Commitments and Contingencies — (Continued)

wholly-owned subsidiary of Geschmay Corp. In 1978, Brandon acquired certain assets from Abney Mills (“Abney”), a South Carolina textile manufacturer. Among the assets acquired by Brandon from Abney were assets of Abney’s wholly-owned subsidiary, Brandon Sales, Inc. which, among other things, had sold dryer fabrics containing asbestos made by its parent, Abney. It is believed that Abney ceased production of asbestos-containing fabrics prior to the 1978 transaction. Although Brandon manufactured and sold dryer fabrics under its own name subsequent to the asset purchase, none of such fabrics contained asbestos. Under the terms of the Assets Purchase Agreement between Brandon and Abney, Abney agreed to indemnify, defend, and hold Brandon harmless from any actions or claims on account of products manufactured by Abney and its related corporations prior to the date of the sale, whether or not the product was sold subsequent to the date of the sale. It appears that Abney has since been dissolved. Nevertheless, a representative of Abney has been notified of the pendency of these actions and demand has been made that it assume the defense of these actions. Because Brandon did not manufacture asbestos-containing products, and because it does not believe that it was the legal successor to, or otherwise responsible for obligations of, Abney with respect to products manufactured by Abney, it believes it has strong defenses to the claims that have been asserted against it. In some instances, plaintiffs have voluntarily dismissed claims against it, while in others it has entered into what it considers to be reasonable settlements. As of February 10, 2006, Brandon has resolved, by means of settlement or dismissal, 7,183 claims for a total of $152,499. Brandon’s insurance carriers initially agreed to pay 88.2% of the total indemnification and defense costs related to these proceedings, subject to the standard reservation of rights. The remaining 11.8% of the costs had been borne directly by Brandon. During 2004, Brandon’s insurance carriers agreed to cover 100% of indemnification and defense costs, subject to policy limits and the standard reservation of rights, and to reimburse Brandon for all indemnity and defense costs paid directly by Brandon related to these proceedings.

Mount Vernon

In some of these asbestos cases, the Company is named both as a direct defendant and as the “successor in interest” to Mount Vernon Mills (“Mount Vernon”). The Company acquired certain assets from Mount Vernon in 1993. Certain plaintiffs allege injury caused by asbestos-containing products alleged to have been sold by Mount Vernon many years prior to this acquisition. Mount Vernon is contractually obligated to indemnify the Company against any liability arising out of such products. The Company denies any liability for products sold by Mount Vernon prior to the acquisition of the Mount Vernon assets. Pursuant to its contractual indemnification obligations, Mount Vernon has assumed the defense of these claims. On this basis, the Company has successfully moved for dismissal in a number of actions.

While the Company does not believe, based on currently available information and for the reasons stated above, that a meaningful estimate of a range of possible loss can be made with respect to such claims, based on its understanding of the insurance policies available, how settlement amounts have been allocated to various policies, its recent settlement experience, the absence of any judgments against the Company or Brandon, the ratio of paper mill claims to total claims filed, and the defenses available, the Company currently does not anticipate any material liability relating to the resolution of the aforementioned pending proceedings in excess of existing insurance limits. Consequently, the Company currently does not anticipate, based on currently available information, that the ultimate resolution of the aforementioned proceedings will have a material adverse effect on the financial position, results of operations or cash flows of the Company. Although the Company cannot predict the number and timing of future claims, based on the foregoing factors and the trends in claims against it to date, the Company does not anticipate that additional claims likely to be filed against it in the future will have a material adverse effect on its financial position, results of operations or cash flows. However, the Company is aware that litigation is inherently uncertain, especially when the outcome is dependent primarily on determinations of factual matters to be made by juries. The Company is also aware that numerous other defendants in asbestos cases, as well as others who claim to have knowledge and expertise on the subject, have found it difficult to anticipate the outcome of asbestos litigation, the

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.    Commitments and Contingencies — (Continued)

volume of future asbestos claims and the anticipated settlement values of those claims. For these reasons, there can be no assurance that the foregoing conclusions will not change.

Legislation has been introduced in the United States Senate that is intended to address asbestos litigation by creating a privately funded trust to provide compensation to persons injured as the result of exposure to asbestos. The Fairness In Asbestos Injury Resolution Act Of 2005 (“Fair Act”) was introduced on April 19, 2005 and approved by the Senate Judiciary Committee on May 26, 2005. If enacted into law, the Company would be required to make payments of up to $500,000 per year for up to 30 years to the privately funded, publicly administered trust fund. The payments would not be covered by any of the Company’s insurance policies. After floor debate in February 2006, a procedural vote to move the Fair Act closer to a vote failed, and its future is uncertain. A number of Senators have spoken publicly of alternative legislation. The Company cannot predict whether the Fair Act, or any asbestos legislation, will ultimately be enacted into law.

8.    Other Noncurrent Liabilities

Other noncurrent liabilities consists of:

(in thousands)	2005	2004
Pension liabilities	$54,194	$56,206
Postretirement benefits other than pensions	73,233	65,264
Deferred compensation (Note 15)	5,681	9,434
Other	11,797	16,364
	$144,905	$147,268

9.    Shareholders’ Equity

The Company has two classes of Common Stock, Class A Common Stock and Class B Common Stock, each with a par value of $.001 and equal liquidation rights. Each share of the Company’s Class A Common Stock is entitled to one vote on all matters submitted to shareholders, and each share of Class B Common Stock is entitled to ten votes. Class A and Class B Common Stock will receive equal dividends as the Board of Directors may determine from time to time. The Class B Common Stock is convertible into an equal number of shares of Class A Common Stock at any time. At December 31, 2005, 4,738,597 shares of Class A Common Stock were reserved for the conversion of Class B Common Stock and the exercise of stock options.

In January 1998 and November 2004, the Board authorized the purchase of 3,000,000 and 1,000,000 shares, respectively, of Class A Common Stock, in the open market or otherwise, at such prices as management may from time to time consider to be advantageous to the Company’s shareholders. The Company purchased 2,997,873 shares of its Class A Common Stock under these authorizations and remained authorized to purchase an additional 1,002,127 shares. In December 2005, the Board increased the number of shares that could be purchased to 3,500,000. No additional shares were purchased between the time of this new authorization and December 31, 2005. The Board’s action authorizes management to purchase shares from time to time, in the open market or otherwise, whenever it believes the available price makes such purchase advantageous to the Company’s shareholders. In January 2006, the Registrant purchased 663,700 shares at a cost of $36.20 per share. After this purchase was completed, management remained authorized to purchase an additional 2,836,300 shares of its Class A Common Stock.

Accrued dividends were $2,910,000 and $2,510,000 as of December 31, 2005 and 2004, respectively, and were included in Accrued liabilities.

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.    Shareholders’ Equity — (Continued)

Changes in shareholders’ equity for 2003, 2004, and 2005, were as follows:

	Class A Common Stock		Class B Common Stock			Treasury Stock Class A
(in thousands)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Shares	Amount
Balance: January 1, 2003	28,983	$29	5,608	$6	$255,484	2,194	$45,576
Shares contributed to ESOP	209	—	—	—	5,398	—	—
Conversion of Class B shares to Class A shares	2,371	3	(2,371)	(3)		—	—
Options exercised	986	1	—	—	19,847	—	—
Shares issued to Directors	—	—	—	—	5	(4)	(86)
Balance: December 31, 2003	32,549	33	3,237	3	280,734	2,190	45,490
Shares contributed to ESOP	177	—	—	—	5,505	—	—
Purchase of treasury shares	—	—	—	—	—	2,820	81,135
Options exercised	451	—	—	—	9,756	—	—
Shares issued to Directors	—	—	—	—	50	(6)	(129)
Balance: December 31, 2004	33,177	33	3,237	3	296,045	5,004	126,496
Shares contributed to ESOP	157	—	—	—	5,357	—	—
Purchase of treasury shares	—	—	—	—	—	51	1,577
Options exercised	842	1	—	—	17,923	—	—
Shares issued to Directors	—	—	—	—	47	(5)	(109)
Balance: December 31, 2005	34,176	$34	3,237	$3	$319,372	5,050	$127,964

10.    Other Expense/(Income), Net

The components of other expense/(income), net, are:

(in thousands)	2005	2004	2003
Currency transactions (Note 1)	$(2,472)	$1,559	$(8,218)
Costs associated with sale of accounts receivable (Note 6)	2,966	2,566	1,848
Investment write-off (Note 1)	—	4,000	—
Debt finance fee write-off	—	874	—
License fee expense, net	992	2,428	1,086
Amortization of debt issuance costs and loan origination fees	1,553	1,099	2,790
Other	1,614	1,013	3,156
	$4,653	$13,539	$662

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.    Income Taxes

The components of income/(loss) before income taxes and the provision for income taxes are as follows:

(in thousands)	2005	2004	2003
Income/(loss) before income taxes:
U.S.	$19,777	$(10,738)	$2,107
Non-U.S.	80,986	23,067	67,771
	$100,763	$12,329	$69,878
Income tax provision/(benefit):
Current:
Federal	$5,205	$1,283	$(5,407)
State	1,130	349	375
Non-U.S.	23,435	10,781	17,698
	29,770	12,413	12,666
Deferred:
Federal	4,263	(6,444)	1,588
State	262	(292)	(256)
Non-U.S.	(4,875)	(3,227)	1,722
	(350)	(9,963)	3,054
Total provision for income taxes	$29,420	$2,450	$15,720

The significant components of deferred income tax (benefit)/expense are as follows:

Net effect of temporary differences	$(200)	$(4,608)	$7,427
Adjustments to deferred tax assets and liabilities for enacted changes in tax laws and rates	244	446	1,321
Adjustments to beginning of the year valuation allowance balance for changes in circumstances	(4,132)	—	—
Net expense/(benefit) of tax loss carryforwards	3,738	(5,801)	(5,694)
	$(350)	$(9,963)	$3,054

A reconciliation of the U.S. Federal statutory tax rate to the Company’s effective tax rate is as follows:

	2005	2004	2003
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	0.8	2.0	1.5
Non-U.S. tax rates	(11.8)	(55.0)	(14.5)
Repatriation of non-U.S. earnings	4.8	15.4	2.2
Non-U.S. statutory tax rate changes	0.2	3.6	1.9
Net (reversal)/addition to valuation allowances for non-U.S. taxes	(0.7)	55.9	6.4
Net favorable resolution of contingencies related to prior years	(0.4)	(37.4)	(7.5)
Nondeductible compensation	—	14.0	—
Research and development and other tax credits	(1.7)	(10.9)	(1.4)
Other	3.0	(2.7)	(1.1)
Effective income tax rate	29.2%	19.9%	22.5%

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.    Income Taxes — (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of certain assets and liabilities for financial reporting and the amounts used for income tax expense purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	U.S.		Non-U.S.
(in thousands)	2005	2004	2005	2004
Current deferred tax assets:
Accounts receivable	$84	$74	$1,621	$1,139
Inventories	1,017	3,134	—	—
Tax credits carryforward	10,742	12,714	—	—
Tax losses carryforward	683	683	—	—
Restructuring costs	1,493	2,440	—	—
Deferred compensation	700	702	—	—
Other	38	922	5,634	4,718
Total current deferred tax assets	14,757	20,669	7,255	5,857
Noncurrent deferred tax assets:
Sale leaseback transaction	5	1,276	—	—
Deferred compensation	3,160	3,651	—	—
Depreciation and amortization	3,898	2,423	—	1,261
Postretirement benefits	33,770	35,555	6,228	2,097
Tax loss carryforward	—	868	36,209	41,785
Impairment of investment	1,560	1,560	—	—
Derivative valuation adjustment	—	1,780	—	—
Other	696	1,945	641	6,102
Noncurrent deferred tax assets before valuation allowance	43,089	49,058	43,078	51,245
Less: valuation allowance	—	—	(10,292)	(12,455)
Total noncurrent deferred tax assets	43,089	49,058	32,786	38,790
Total deferred tax assets	$57,846	$69,727	$40,041	$44,647
Current deferred tax liabilities:
Inventory	—	—	112	6,146
Other	—	—	4,110	7,204
Total current deferred tax liabilities	—	—	4,222	13,350
Noncurrent deferred tax liabilities:
Difference between book and tax depreciation	—	—	22,849	27,674
Other	—	—	6,655	7,208
Total noncurrent deferred tax liabilities	—	—	29,504	34,882
Total deferred tax liabilities	—	—	$33,726	$48,232
Net deferred tax asset/(liability)	$57,846	$69,727	$6,315	$(3,585)

Deferred income tax assets, net of valuation allowances, will be realized through the reversal of existing taxable temporary differences and future taxable income. In 2005, the Company recorded valuation allowances of $4,100,000 against deferred tax assets for non-U.S. net operating loss carryforwards. In addition, the company reversed $4,800,000 of valuation allowances established in prior years against certain other deferred tax assets. The

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.    Income Taxes — (Continued)

Company intends to maintain valuation allowances for those net operating loss carryforwards until sufficient evidence exists to support the reversal of the valuation allowance.

At December 31, 2005, the Company had available approximately $36,900,000 of net operating loss carryforwards with expiration dates ranging from one year to indefinite that may be applied against future taxable income. The Company has recorded valuation allowances of approximately $10,300,000 against the loss carryforwards. In addition, the Company had available a foreign tax credits carryforward of $6,200,000 that will begin to expire in 2012, research and development credits carryforward of $3,500,000 that will begin to expire in 2023, and alternative minimum tax credits carryforward of $1,000,000 with no expiration date.

In 2005, the statute of limitations for examining income tax returns expired in a non-US taxing jurisdiction and the Company reversed an income tax accrual that reduced the 2005 income tax provision by $1,100,000. In addition, income tax contingencies were favorably resolved in non-U.S. taxing jurisdictions, which resulted in the reversal of income tax accruals that reduced the 2005 income tax provision by $2,200,000.

In September 2005, the Company repatriated approximately $69,600,000 of foreign earnings from its subsidiaries that qualify for the provisions of the American Jobs Creation Act of 2004 (“AJCA”). The total effect on income tax expense for the amount repatriated under the provisions of the AJCA was $3,900,000. The AJCA created a one-time incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations

The Company intends to reinvest indefinitely the remaining unrepatriated foreign earnings as of December 31, 2005, of $166,000,000. The Company has not provided for U.S. income taxes on these undistributed earnings of its foreign subsidiaries because management considers such earnings to be reinvested indefinitely outside of the U.S. If the earnings were distributed, the Company may be subject to both foreign withholding taxes and U.S. income taxes that may not be fully offset by foreign tax credits. Determination of the amount of this unrecognized deferred income tax liability is not practical.

Taxes paid, net of refunds, amounted to $29,232,000 in 2005, $10,231,000 in 2004, and $18,708,000 in 2003. Income taxes payable were $10,571,000 and $16,270,000 as of December 31, 2005 and 2004, respectively.

12.    Operating Segments and Geographic Data

In accordance with FAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, the internal organization that is used by management for making operating decisions and assessing performance is used as the source of the Company’s reportable segments. The accounting policies of the segments are the same as those described in Accounting Policies (see Note 1). The Company does not allocate research costs and corporate headquarters expenses to the segments because the decision- making for the majority of these expenses does not reside within the segments.

The Company is engaged in three business segments: Paper Machine Clothing, Applied Technologies and Albany Door Systems.

The Company’s largest segment is Paper Machine Clothing, which includes paper machine clothing and process belts, which are technologically sophisticated consumable products designed, manufactured and marketed for each section of the paper machine. The design and material composition of clothing and belts can have a considerable effect on the quality of paper products produced and the efficiency of paper machines on which they are used. Paper machine clothing and belts have finite lives and must be replaced on a regular basis.

The Applied Technologies segment of the Company is comprised of a wide variety of products, including fabrics, wires and belting products for the nonwovens and pulp industries, engineered composites and structures for aerospace

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.    Operating Segments and Geographic Data — (Continued)

and other markets, specialty filtration products for wet and dry applications, industrial insulation products, high performance materials, and a patented synthetic down for the home furnishings and outerwear markets.

Albany Door Systems produces and services high-performance doors, which are primarily marketed to industrial and commercial enterprises requiring interior or external doors that either involve frequent openings or temperature or environmental contrasts between the two areas separated by the doors. High-performance doors open and close very rapidly, and may utilize electrical systems that assure automatic opening and closing under circumstances desired by customers.

As described in Note 1, in the first quarter of 2006, certain product lines were reclassified from the Paper Machine Clothing segment to the Applied Technologies segment. The tables below include the effect of the reclassification for all periods.

The following tables show data by operating segment, reconciled to consolidated totals included in the financial statements:

(in thousands)	2005	2004	2003
Net sales
Paper Machine Clothing	$732,919	$687,885	$685,391
Applied Technologies	129,304	$119,144	101,221
Albany Door Systems	116,487	112,773	101,331
Consolidated total	$978,710	$919,802	$887,943
Depreciation and amortization
Paper Machine Clothing	$45,075	$45,740	$47,561
Applied Technologies	5,169	4,871	2,589
Albany Door Systems	1,432	1,507	1,550
Corporate	3,769	3,097	4,394
Consolidated total	$55,445	$55,215	$56,094
Operating income/(loss)
Paper Machine Clothing	$164,986	$97,553	$141,114
Applied Technologies	20,546	9,774	8,390
Albany Door Systems	7,579	3,516	(1,024)
Research expense	(28,059)	(27,436)	(26,353)
Unallocated expenses	(49,053)	(42,903)	(36,513)
Operating income before reconciling items	115,999	40,504	85,614
Reconciling items:
Interest income	2,256	2,150	2,232
Interest expense	(12,839)	(16,786)	(17,306)
Other expense, net	(4,653)	(13,539)	(662)
Consolidated income before income taxes	$100,763	$12,329	$69,878
Restructuring costs included in segment operating income:
Paper Machine Clothing	—	$46,497	$15,908
Applied Technologies	—	6,152	2,989
Albany Door Systems	—	1,265	2,351
Corporate and other	—	144	503
Consolidated total	—	$54,058	$21,751

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.    Operating Segments and Geographic Data — (Continued)

(in thousands)	2005	2004	2003
Operating assets
Paper Machine Clothing	$1,262,190	$1,372,117	$1,315,118
Applied Technologies	133,222	134,676	127,157
Albany Door Systems	73,019	80,340	80,994
Reconciling items:
Accumulated depreciation	(556,906)	(594,594)	(535,980)
Deferred tax assets	97,887	114,374	96,971
Investment in associated companies	6,403	6,456	5,278
Other	71,232	42,391	49,385
Consolidated total assets	$1,087,047	$1,155,760	$1,138,923
Capital expenditures
Paper Machine Clothing	$39,843	$46,890	$42,671
Applied Technologies	2,716	9,474	6,911
Albany Door Systems	634	609	2,080
Corporate	100	156	187
Consolidated total	$43,293	$57,129	$51,849

The following table shows data by geographic area. Net sales are based on the location of the operation recording the final sale to the customer.

(in thousands)	2005	2004	2003
Net sales
United States	$348,244	$309,517	$311,254
Canada	73,628	67,834	62,721
Sweden	85,528	86,691	78,659
Germany	99,090	115,288	118,733
France	76,677	72,891	65,612
Other countries	295,543	267,581	250,964
Consolidated total	$978,710	$919,802	$887,943
Property, plant and equipment, at cost, net
United States	$88,548	$82,914	$102,262
Canada	28,449	24,498	15,993
Sweden	49,366	62,734	52,767
Germany	49,341	59,342	60,258
France	31,527	35,906	29,179
Other countries	88,215	112,776	109,821
Consolidated total	$335,446	$378,170	$370,280

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.    Pensions and Other Postretirement Benefit Plans

In December 2003, the FASB issued FAS No. 132 (Revised), “Employers’ Disclosures About Pensions and Other Postretirement Benefits — an Amendment of FAS No. 87, 88 and 106 and a revision of FAS No. 132”. This Statement required expanded disclosures about these benefit plans. As permitted by this Statement, pension plan data for U.S. and non-U.S. plans has been combined for both 2005 and 2004, except where indicated below.

Pension Plans

The Company has defined benefit pension plans covering certain U.S. and non-U.S. employees. The U.S. qualified defined benefit pension plan has been closed to new participants since October 1998. The eligibility and benefit formula for plans outside of the U.S. vary by location.

Other Postretirement Benefits

In addition to providing pension benefits, the Company provides various medical, dental and life insurance benefits for certain retired United States employees. Substantially all of the Company’s U.S. employees may become eligible for these benefits if they reach normal retirement age while working for the Company. Benefits provided under this plan are subject to change. Retirees share in the cost of these benefits. Effective January 1, 2005, any new employees who wish to be covered under this plan will be responsible for the full cost of such benefits. The Company’s non-U.S. operations do not offer such benefits to retirees. The Company accrues the cost of providing postretirement benefits during the active service period of the employees. The Company currently funds the plan as claims are paid.

The Company’s pension and postretirement benefit costs and benefit obligations are based on actuarial valuations that are affected by many assumptions, the most significant of which are the assumed discount rate, expected rate of return on pension plan assets, and mortality. Each of the assumptions is reviewed and updated annually, as appropriate.

The assumed discount rate is based on yields from a portfolio of currently-available high-quality fixed income investments with durations matching the expected future payments, based on the demographics of the plan participants and the plan provisions.

At September 30, 2005, the measurement date for the pension plans, the largest portion of pension plan assets (45% for the U.S. plan and 72% for non-U.S. plans) was invested in equities. The assumed rates of return are determined for each major asset category based on historical rates of return for assets in that category and expectations of future rates of return based, in part, on simulated future capital market performance.

The Company uses the 1983 Group Annuity Mortality Table updated to 1993 as its mortality assumption for the U.S. pension plan (the Company’s largest plan). The Company has studied its actual mortality data for a recent six year period and found it to be consistent with that mortality table.

Gains and losses arise from changes in the assumptions used to measure the benefit obligations, and experience different from what had been assumed, including asset returns different than what had been expected. The Company amortizes gains and losses in excess of a “corridor” over the average future service of the plan’s current participants (11 years for the U.S. pension plan). The corridor is defined as 10% of the greater of the plan’s projected benefit obligation or market-related value of plan assets. The market-related value of plan assets is also used to determine the expected return on plan assets component of net periodic cost. The Company’s market-related value for its U.S. plan is measured by first determining the absolute difference between the actual and the expected return on the plan assets. The absolute difference in excess of 5% of the expected return is added to the market-related value over two years; the remainder is added to the market-related value immediately.

To the extent the Company’s unrecognized net losses and unrecognized prior service costs, including the amount recognized through accumulated other comprehensive income, are not reduced by future favorable plan experience, they will be recognized as a component of the net periodic cost in future years. The Company’s

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.    Pensions and Other Postretirement Benefit Plans — (Continued)

unrecognized net loss is primarily attributable to recent declines in interest rates, which has a corresponding effect on the discount rate, and unfavorable investment returns during 2000–2002.

The Company has classified $26,533,000 of its accrued pension liability as a current liability at December 31, 2005, reflecting amounts expected to be funded within the next year. Contributions during 2005 totaled $16,937,000. For U.S. pension funding purposes, the Company uses the plan’s IRS-basis current liability as its funding target, which is determined based on mandated assumptions. As of January 1, 2005, the most recent valuation date, the U.S. Plan was 96% funded on this basis. Although no pension funding is currently required, the Company intends to voluntarily contribute $20,000,000 to the U.S. plan in 2006. Weak investment returns and low interest rates, could result in higher equal or greater contributions to the pension plans in future years. In addition, proposed U.S. pension funding reforms, if enacted, could impact the amount and timing of future contributions.

The following table sets forth the plan benefit obligations:

	As of December 31, 2005		As of December 31, 2004
(in thousands)	Pension Plans	Other Benefits	Pension Plans	Other Benefits
Benefit obligation, beginning of year	$349,316	$131,376	$298,777	$116,092
Service cost	6,241	3,776	8,135	3,180
Interest cost	18,795	7,997	18,648	7,289
Plan participants’ contributions	465	1,097	1,068	1,099
Plan amendments	226	(46,254)	—	—
Actuarial loss	28,494	21,869	8,155	12,459
Liabilities for plans not previously included	6,965	—	26,270	—
Curtailments	—	—	(7,299)	—
Settlements	(34,401)	—	—	—
Special termination benefits	—	—	785	—
Benefits paid	(16,891)	(9,492)	(17,555)	(8,743)
Foreign currency changes	(13,383)	—	12,332	—
Benefit obligation, end of year	$345,828	$110,370	$349,316	$131,376

Accumulated benefit obligation	$310,942	—	$318,648	—

Weighted average assumptions used to determine benefit obligations, end of year:
Discount rate	5.32%	5.70%	5.69%	5.75%
Weighted average rate of compensation increase	3.44%	3.50%	3.44%	3.50%

The Company uses a measurement date of September 30 for its pension plans and December 31 for its postretirement benefit plan.

An 11% annual rate of increase in the per capita cost of covered medical and prescription drug benefits was assumed for 2006. The rate is assumed to decrease 1% per year until reaching 5% for 2012, then remaining at that level thereafter.

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.    Pensions and Other Postretirement Benefit Plans — (Continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effect:

(in thousands)	1 percentage point increase	1 percentage point decrease
Effect on postretirement benefit obligation	$14,536	$(11,873)

In May 2004, the Financial Accounting Standards Board (FASB) issued Staff Position No. FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the ”Act“).” The Act introduced a prescription drug benefit under Medicare and also provides that a non-taxable government subsidy will be paid to sponsors of postretirement benefit plans. The Company adopted FSP 106-2 prospectively from July 1, 2004.

In the third quarter of 2005, the Company made several modifications to its Other Benefits program, including increases in the cost sharing provisions and increases in the monthly contribution of plan participants. As a result of these changes, the Company performed a remeasurement of the plan liabilities as of September 30, 2005. The modifications to the plan reduced the accumulated postretirement benefit obligation by $46,254,000.

The following sets forth information about plan assets:

	As of December 31, 2005		As of December 31, 2004
(in thousands)	Pension Plans	Other Benefits	Pension Plans	Other Benefits
Fair value of plan assets, beginning of year	$238,604	—	$184,770	—
Actual return on plan assets, net of expenses	30,653	—	19,229	—
Assets related to plans not previously included	—	—	16,041	—
Settlements	(34,401)	—	—	—
Employer contributions	16,937	8,395	28,609	7,644
Plan participants’ contributions	465	1,097	1,068	1,099
Benefits paid	(16,801)	(9,492)	(17,384)	(8,743)
Management expenses	(90)	—	(171)	—
Foreign currency changes	(5,000)	—	6,442	—
Fair value of plan assets, end of year	$230,368	—	$238,604	—

Albany International Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.    Pensions and Other Postretirement Benefit Plans — (Continued)

The funded status of the plans, reconciled to the amount on the Consolidated Balance Sheet, was as follows:

	As of December 31, 2005		As of December 31, 2004
(in thousands)	Pension Plans	Other Benefits	Pension Plans	Other Benefits
Fair value of plan assets	$230,368	$—	$238,604	$—
Benefit obligation	(345,828)	(110,370)	(349,316)	(131,376)
Funded status	(115,460)	(110,370)	(110,712)	(131,376)
Amounts not yet recognized:
Unrecognized net actuarial loss	98,089	82,385	90,058	65,036
Unrecognized net transition obligation	162	—	127	—
Unrecognized prior service cost (credit)	6,500	(50,974)	7,292	(6,568)
Fourth quarter contributions	3,167	—	2,058	—
Accrued benefit cost, end of year	$(7,542)	$(78,959)	$(11,177)	$(72,908)

Amounts recognized in the statement of financial position consist of the following:
Prepaid benefit cost	$2,255	$—	$2,482	$—
Accrued benefit cost	(80,727)	(78,959)	(83,899)	(72,908)
Intangible asset	6,662	—	7,419	—
Accumulated other comprehensive income before tax	64,268	—	62,821	—
Net amount recognized	$(7,542)	$(78,959)	$(11,177)	$(72,908)

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.    Pensions and Other Postretirement Benefit Plans — (Continued)

The composition of the net periodic benefit plan cost for the years ended December 31, 2005, 2004, and 2003, was as follows:

	Pension Plans			Other Benefits
(in thousands)	2005	2004	2003	2005	2004	2003
Components of net periodic benefit cost:
Service cost	$6,241	$8,135	$6,473	$3,776	$3,180	$2,794
Interest cost	18,795	18,648	16,575	7,997	7,289	6,743
Expected return on assets	(16,875)	(14,984)	(12,491)	—	—	—
Amortization of prior service cost (credit)	1,046	979	972	(1,848)	(947)	(947)
Amortization of transition obligation	32	110	78	—	—	—
Amortization of net actuarial loss	5,533	5,831	3,338	4,520	3,178	1,943
Settlement	1,003	—	—	—	—	—
Curtailment gain	—	(347)	—	—	—	—
Net periodic benefit cost	$15,776	$18,372	$14,945	$14,445	$12,700	$10,533
Special termination benefits	—	$785	—	—	—	—
Weighted average assumptions use to determine net cost:
Discount rate — U.S. Plans	5.75%	6.00%	6.75%	5.63%	6.00%	6.75%
Discount rate — non U.S. Plans	4.79%	5.61%	5.62%	—	—	—
Expected return on plan assets — U.S. Plans	8.50%	8.50%	8.50%	—	—	—
Expected return on plan assets — non-U.S. Plans	7.04%	6.52%	6.33%	—	—	—
Rate of compensation increase — U.S. Plans	3.50%	3.50%	3.50%	3.50%	3.50%	4.50%
Rate of compensation increase — non-U.S. Plans	3.36%	3.37%	3.27%	—	—	—

The expected rate of return on plan assets is based on the targeted plan asset allocation and historical returns of various investments.

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point change in the assumed health care cost trend rates would have had the following effect:

(in thousands)	1 percentage point increase	1 percentage point decrease
Effect on total of service and interest cost	$2,263	$(1,786)

The asset allocation for the Company’s U.S. and non-U.S. pension plans as of September 30, 2005 and 2004, and target allocation for 2006, by asset category, are as follows:

	United States Plan			Non-U.S. Plans
		Percentage of plan assets at plan measurement date			Percentage of plan assets at plan measurement date
Asset category	Target Allocation 2006	2005	2004	Target Allocation 2006	2005	2004
Fixed income	10%	6%	13%	20%	20%	41%
Equities	45%	49%	52%	72%	72%	55%
Real Estate	8%	6%	5%	3%	3%	1%
Cash	—	7%	2%	5%	5%	3%
Other (1)	37%	32%	28%	—	—	—
	100%	100%	100%	100%	100%	100%

(1)	Includes hedged equity and absolute return strategies, and private equity

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.    Pensions and Other Postretirement Benefit Plans — (Continued)

The targeted plan asset allocation is based on an analysis of the actuarial liabilities, a review of viable asset classes, and an analysis of the expected rate of return, risk, and other investment characteristics of various investment asset classes.

At the end of 2005 and 2004, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with projected benefit obligation in excess of plan assets and for pension plans with an accumulated benefit obligation in excess of plan assets were as follows:

	Projected benefit obligation exceeds plan assets		Accumulated benefit obligation exceeds plan assets
(in thousands)	2005	2004	2005	2004
Projected benefit obligation	$330,864	$301,706	$330,864	$301,706
Accumulated benefit obligation	297,368	272,178	297,368	272,178
Fair value of plan assets	214,004	189,470	214,004	189,470

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.    Pensions and Other Postretirement Benefit Plans — (Continued)

Information about expected cash flows for the pension and other benefit obligations, including the expected government subsidy, are as follows:

(in thousands)	Pension plans	Other benefits before subsidy	Other benefits government subsidy
Expected employer contributions in the next fiscal year	$26,533	$5,726	$666
Expected benefit payments
2006	$17,255	$5,726	$666
2007	16,445	6,150	740
2008	17,316	6,458	828
2009	16,968	6,741	919
2010	17,448	7,077	998
2011–2015	100,066	40,345	6,090

The change in minimum liability of the U.S. pension plans resulted in a pre-tax charge to Other comprehensive income in the amount of $1,448,000 in 2005 and $70,000 in 2004.

14.    Translation Adjustments

The Consolidated Statements of Cash Flows were affected by translation as follows:

(in thousands)	2005	2004	2003
Change in cumulative translation adjustments	$(59,494)	$53,902	$81,787
Other noncurrent liabilities	(9,471)	5,002	7,881
Deferred taxes	1,179	101	(382)
Long-term debt	(40)	36	128
Accounts receivable	12,673	(11,544)	(23,216)
Inventories	8,287	(8,644)	(16,636)
Investments in associated companies	562	(672)	(631)
Property, plant and equipment, net	27,225	(24,561)	(39,301)
Goodwill and intangibles	18,882	(13,130)	(23,843)
Other	(9,970)	7,358	(1,893)
Effect of exchange rate changes	$(10,167)	$7,848	$(16,106)

The change in cumulative translation adjustments includes the following:

(in thousands)	2005	2004	2003
Translation of non-U.S. subsidiaries	$(80,627)	$52,436	$83,216
Gain/(loss) on long-term intercompany loans	19,476	498	(1,281)
Gain/(loss) on derivative contracts designated as hedge	1,657	968	(148)
Effect of exchange rate changes	$(59,494)	$53,902	$81,787

15.    Stock Options and Incentive Plans

During 1988, 1992 and 1998, the shareholders approved stock option plans for key employees. The 1988 and 1992 plans, under which options can no longer be granted, each provided for the granting of up to 2,000,000 shares of Class A Common Stock. The 1998 plan provides for the granting of up to 5,000,000 shares of Class A Common Stock. In addition, in 1997 the Board of Directors granted one option outside these plans for 250,000 shares of

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.    Stock Options and Incentive Plans — (Continued)

Class A Common Stock. Options are normally exercisable in five cumulative annual amounts beginning 12 months after date of grant. Option exercise prices were normally equal to and were not permitted to be less than the market value on the date of grant. The option granted by the Board in 1997 is not exercisable unless the Company’s share price reaches $48 per share and exercise is then limited to 10% of the total number of shares multiplied by the number of full years of employment elapsed since the grant date. During 2000, the Board of Directors approved an amendment to increase the period after retirement to exercise options from 5 years to 10 years. This amendment, however, does not change the original termination date of each option. Unexercised options generally terminate twenty years after the date of grant for all plans.

There were no stock options granted during 2005, 2004 or 2003. For options granted prior to 2003, the fair value of each option granted was estimated on the grant date using the Black-Scholes option-pricing model. No adjustments were made for certain factors that are generally recognized to reduce the value of option contracts because such impact was not considered material to pro forma data. These factors include limited transferability, a 20% per year vesting schedule, a share price threshold with vesting based on years of employment, and the risk of forfeiture of the non-vested portion if employment were terminated. The expected life of the options was based on employee groups and ranged from 11 to 20 years. For those options, the Company applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, in accounting for the stock option plans. Accordingly, no compensation cost was recognized in 2002.

In 2003, the Company adopted the prospective method under FAS No. 148. Under this method, the Company does not record expense for options granted prior to 2003 but would record expense for options granted or modified after 2002. As described in Note 1, the Company will adopt FAS No. 123R as of January 1, 2006 and, accordingly, will record compensation expense for options that were unvested as of December 31, 2005.

In accordance with FAS No. 148, the Company will continue to report the pro forma effect of not recording expense for options granted prior to 2003. Had the Company elected to adopt FAS No. 123 for its stock option plans, net income and earnings per share would have been affected by additional compensation cost as indicated by the pro forma amounts below:

(in thousands, except per share amounts)	2005	2004	2003
Net income, as reported	$71,852	$10,385	$54,055
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of taxes	1,473	2,402	2,694
Net income, pro forma	$70,379	$7,983	$51,361
Basic net income per share:
As reported	$2.25	$0.32	$1.64
Pro forma	2.20	0.25	1.56
Diluted earnings per share:
As reported	$2.22	$0.31	$1.61
Pro forma	2.17	0.24	1.53

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.    Stock Options and Incentive Plans — (Continued)

Activity with respect to these plans is as follows:

	2005	2004	2003
Shares under option January 1	2,345,500	2,823,630	3,834,225
Options granted	—	—	—
Options canceled	50,040	27,300	24,460
Options exercised	842,340	450,830	986,135
Shares under option at December 31	1,453,120	2,345,500	2,823,630
Options exercisable at December 31	1,019,420	1,673,560	1,846,040
Shares available for future option grants	515,455	463,165	436,615

The weighted average exercise price is as follows:

	2005	2004	2003
Shares under option January 1	$19.13	$19.01	$18.69
Options granted	—	—	—
Options canceled	19.50	18.50	18.15
Options exercised	7.16	18.39	17.80
Shares under option December 31	20.26	19.13	19.01
Options exercisable December 31	18.90	18.12	18.28

The following is a summary of the status of options outstanding at December 31, 2005:

		Outstanding Options		Exercisable Options
Exercise Price Range	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$10.56	99,870	13.3	$10.56	99,870	$10.56
$15.00–$15.69	99,450	10.8	15.51	99,450	15.51
$16.25–$16.75	59,300	5.0	16.48	59,300	16.48
$18.63–$18.75	62,400	7.7	18.73	62,400	18.73
$19.38	91,250	10.6	19.38	91,250	19.38
$19.75	82,200	10.1	19.75	82,200	19.75
$20.45–$20.63	501,100	14.4	20.55	317,400	20.53
$22.25	207,550	8.7	22.25	207,550	22.25
$25.56	250,000	11.8	25.56	—	—
	1,453,120	11.7	$20.26	1,019,420	$18.90

In 2005, shareholders approved the Albany International 2005 Incentive Plan. The plan provides key members of management with incentive compensation based on achieving certain performance targets. The incentive compensation award is paid out over three years, partly in cash and partly in shares of Class A Common Stock. In 2005, the Company recognized expense of $3,065,000 in connection with this plan.

In November 2003, the Company adopted a Restricted Stock Program under which certain key employees are awarded restricted stock units. The restricted stock units vest over a five-year period and are paid annually in

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.    Stock Options and Incentive Plans — (Continued)

cash based on current market prices of the Company’s stock. Employees may elect to defer receipt to a later date to the extent permitted by applicable law. The amount of compensation expense is subject to changes in the market price of the Company’s stock. The amount of compensation cost recorded was $2,253,000 in 2005 and $2,615,000 in 2004 and is included in Selling and general expenses.

The Company’s voluntary deferred compensation plans provided that a portion of certain employees’ salaries were deferred in exchange for amounts payable, upon their retirement, disability or death, during a period selected by the participants in accordance with the provisions of each plan. Voluntary withdrawals are permitted under some circumstances. The plans were terminated for active employees during 2002 and remain in effect for retired employees of the Company. The remaining Deferred compensation liability was included in the caption Other noncurrent liabilities and was $5,681,000 and $9,434,000 at December 31, 2005 and 2004, respectively. The Company’s expense for all plans was $609,000 in 2005, $928,000 in 2004, and $1,130,000 in 2003, and is included in Selling and general expenses.

The Company maintains a voluntary savings plan covering substantially all employees in the United States. The Plan, known as Prosperity Plus Savings Plan, is a qualified plan under section 401(k) of the U.S. Internal Revenue Code. Under the plan, employees may make tax-deferred contributions of 1% to 15% of their wages, subject to contribution limitations specified in the Internal Revenue Code, which was $14,000 for 2005. The Company matches between 50% and 100% of each dollar contributed by employees up to 10% of their wages, in the form of Class A Common Stock, which is contributed to an Employee Stock Ownership Plan. The investment of employee contributions to the plan is self-directed. The cost of the plan amounted to $4,289,000 in 2005, $4,212,000 in 2004, and $4,110,000 in 2003.

The Company’s profit-sharing plan covers substantially all employees in the United States. After the close of each year, the Board of Directors determines the amount of the profit-sharing contribution and whether the contribution will be made in cash or in shares of the Company’s Class A Common Stock. Contributions are only made to current active participants in Prosperity Plus. The expense recorded for this plan was $1,481,000 in 2005, $1,765,000 in 2004, and $2,424,000 in 2003.

16.    Restructuring

In January 2003, the Company announced a cost reduction initiative that was part of a continuing effort to match manufacturing capacity to the global demand for paper machine clothing. The restructuring activities associated with this program were completed in 2004. Approximately 94% of cost reductions that resulted from this program were in the Paper Machine Clothing segment; the reductions principally affected Cost of goods sold.

The cost reduction initiative resulted in restructuring charges of $54,058,000 in 2004 and $21,751,000 in 2003. The charges include plant and equipment write-downs of approximately $13,515,000 in 2004 and $12,733,000 in 2003. The majority of these restructuring costs related to the shut-down of the Company’s Paper Machine Clothing segment facilities in South Carolina, France, the Netherlands and discontinuation of dryer fabrics manufacturing at the facility in Bury, England.

Albany International Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.    Restructuring — (Continued)

Total restructuring costs incurred, by segment, for this cost reduction program were:

(in thousands)	Total restructuring costs incurred	Termination and other costs	Plant and equipment write-downs
Paper Machine Clothing	$62,405	$39,594	$22,811
Applied Technologies	9,141	6,688	2,453
Albany Door Systems	3,616	2,632	984
Other	647	647	—
Total	$75,809	$49,561	$26,248

Pursuant to this cost reduction program, the changes in restructuring accruals during 2005 and 2004 were as follows:

(in thousands)	December 31, 2004	Payments	Currency translation/other	December 31, 2005
Termination costs	$6,270	$(3,074)	$(1,833)	$1,363
Other restructuring costs	646	(268)	(288)	90
Total	$6,916	$(3,342)	$(2,121)	$1,453

(in thousands)	January 1, 2004	Charged to expense	Payments	Currency translation/other	December 31, 2004
Termination costs	$4,374	$36,387	$(34,465)	$(26)	$6,270
Other restructuring costs	837	2,806	(2,127)	(870)	646
Total	$5,211	$39,193	$(36,592)	$(896)	$6,916

Pursuant to restructuring initiatives announced prior to 2003, the changes in restructuring accruals during 2005 and 2004 were as follows:

(in thousands)	January 1, 2004	Payments	Currency translation/other	December 31, 2005
Termination costs	$1,781	$(704)	$(34)	$1,043
Lease obligations	1,651	(302)	(197)	1,152
Total	$3,432	$(1,006)	$(231)	$2,195

(in thousands)	January 1, 2004	Payments	Currency translation/other	December 31, 2004
Termination costs	$2,677	$(993)	$97	$1,781
Plant rationalization costs	155	—	(155)	—
Lease obligations	1,988	(1,023)	686	1,651
Total	$4,820	$(2,016)	$628	$3,432

As of December 31, 2005, total restructuring liabilities included $2,997,000 classified as current and $651,000 classified as noncurrent. As of December 31, 2004, total restructuring liabilities included $9,189,000 classified as current and $1,159,000 classified as noncurrent.

Quarterly Financial Data
(unaudited)

(in millions except per share amounts)	1st	2nd	3rd	4th
2005
Net sales	$241.1	$247.4	$242.3	$247.9
Gross profit	98.3	101.2	99.6	92.9
Net income	18.9	20.4	18.5	14.1
Basic earnings per share	0.60	0.64	0.58	0.44
Diluted earnings per share	0.59	0.63	0.57	0.43
Cash dividends per share	0.08	0.08	0.09	0.09
Class A Common Stock prices:
High	34.50	33.27	37.65	39.21
Low	29.80	30.00	32.25	36.01

2004
Net sales	$231.3	$227.2	$222.9	$238.4
Gross profit	91.8	88.1	87.3	94.9
Restructuring, net	11.6	31.1	2.6	8.8
Net income/(loss)	3.3	(15.4)	10.5	12.0
Basic earnings/(loss) per share	0.10	(0.47)	0.33	0.38
Diluted earnings/(loss) per share	0.10	(0.47)	0.32	0.38
Cash dividends per share	0.07	0.07	0.08	0.08
Class A Common Stock prices:
High	35.00	33.75	33.60	35.16
Low	26.40	27.20	28.65	28.19

2003
Net sales	$214.7	$228.5	$213.4	$231.3
Gross profit	90.3	93.7	86.3	90.9
Restructuring, net	0.8	0.9	14.3	5.8
Net income	21.0	16.0	6.6	10.5
Basic earnings per share	0.65	0.49	0.20	0.32
Diluted earnings per share	0.64	0.48	0.19	0.31
Cash dividends per share	0.055	0.055	0.07	0.07
Class A Common Stock prices:
High	23.67	27.76	31.82	34.20
Low	20.30	22.00	26.62	29.46

The Company’s Class A Common Stock is traded principally on the New York Stock Exchange.

At December 31, 2005, there were approximately 5,400 shareholders.